Exhibit 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

            This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 31, 2006 (this "Amendment"), is by and among JOS. A. BANK CLOTHIERS, INC., a Delaware corporation ("Company"), WELLS FARGO RETAIL FINANCE II, LLC ("WFRF")and the other lending institutions listed on the signature pages to the Credit Agreement (as hereinafter defined) (each individually referred to herein as a "Lender" and collectively as "Lenders"), and WELLS FARGO RETAIL FINANCE II, LLC, as agent for Lenders (in such capacity, "Agent"). Capitalized terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

            WHEREAS, Company, Lenders and Agent are parties to an Amended and Restated Credit Agreement dated as of January 6, 2004 (as amended and in effect from time to time, the "Credit Agreement"), pursuant to which Lenders have agreed, upon certain terms and conditions, to make loans and otherwise extend credit to Company; and

            WHEREAS, Company and Lenders have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            §1.      Amendment to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

            (a)      by deleting the definitions of “Applicable Margin”, “Availability Reserves”, “Eligible Inventory Borrowing Base”, “Maturity Date” and “Permitted Acquisitions” in their entirety and substituting the following new definitions in proper alphabetical order in lieu thereof:

       "Applicable Margin" means, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Excess Availability based on the average Excess Availability for the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

		LIBOR	Prime
Level	Excess Availability	Rate	Rate	Documentary	Standby
		Margin	Margin	L/Cs	L/Cs

I	Greater than
	$45,000,000	1.00%	-0.25%	0.50%	1.00%

II	Less than or equal to
	$45,000,000 but greater	1.25%	0.00%	0.75%	1.25%
	than $20,000,000

III	Less than or equal to
	$20,000,000	1.50%	0.00%	1.00%	1.375%

       Notwithstanding the foregoing, (a) for the Loans outstanding and the Letters of Credit fees payable during the period commencing on the Second Amendment Effective Date and ending on the last day of Company’s fiscal quarter ending on or about April 30, 2006, the Applicable Margin shall be the Applicable Margin set forth in Level I above, and (b) if Company fails to deliver any Compliance Certificate pursuant to subsection 5.1(vi) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

       "Availability Reserves" means such reserves as Agent from time to time determines in its reasonable discretion as being appropriate to reflect the impediments to Agent’s ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following: (a) rent (in an amount to be determined in Agent’s reasonable discretion, but which shall be no more than one (1) month’s rent) for any leased store location in a jurisdiction which recognizes landlord Liens for which a collateral access agreement, landlord lien waiver or functional equivalent, in each case in form and substance satisfactory to Agent (it being agreed by the parties hereto that landlord lien waiver language contained within any lease in form substantially similar to the language set forth on Exhibit VII annexed hereto shall be deemed acceptable by Agent), has not been received by Agent (irrespective of whether any rent is currently due); (b) returns, customer credits, gift certificates, layaway obligations, frequent shopper programs and similar liabilities of Company and its Subsidiaries to their retail customers and prospective customers; (c) payables (based upon payables which are 60 days or more past due); (d) customer deposits; (e) taxes and other governmental charges, including tax Liens, ad valorem, personal property, sales, and other taxes which may have priority over the security interests of the Lenders in the Collateral; (f) held or post-dated checks issued by Company; (g) any judgment lien against Company or any Collateral; (h) Company’s failure to pay when due and payable Indebtedness owing to any trade creditor; and (i) non-duplicative Letter of Credit reserves; provided, however, Availability Reserves shall not include reserves based on gift certificates or customer deposits so long as Excess Availability exceeds $15,000,000.

       "Eligible Inventory Borrowing Base" means: (i) for the period commencing December 1st through August 31st of each calendar year, the lesser of: (a) 75% of the Cost of the sum of Eligible Landed Inventory and Eligible L/C Inventory; and (b) 85% of the Net Liquidation Value of the sum of Eligible Landed Inventory and Eligible L/C Inventory; (ii) for the period commencing September 1st through November 30th of each calendar year, the lesser of: (a) 80% of the Cost of the sum of Eligible Landed Inventory and Eligible L/C Inventory; and (b) 90% of the Net Liquidation Value of the sum of Eligible Landed Inventory and Eligible L/C Inventory; plus (iii) the lesser of (a) $3,000,000 and (b) 80% of the Net Liquidation Value of Eligible Raw Materials Inventory; minus (iv) the Inventory Reserve.

       "Maturity Date" means April 30, 2010.

       "Permitted Acquisitions" means acquisitions by Company and its Subsidiaries of real or personal property not to exceed $40,000,000 in the aggregate after the date hereof, provided that Excess Availability exceeds $25,000,000 both before and after giving effect to any such acquisitions. Notwithstanding the foregoing Excess Availability requirements, Company and its Subsidiaries may purchase an aircraft to be used in connection with Company’s and its Subsidiaries’ businesses in an aggregate amount not to exceed $10,000,000.

  (b) by adding the following new definition in proper alphabetical order therein:

       "Second Amendment Effective Date" means the occurrence of the “Effective Date” under and as defined in Section 7 of that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 31, 2006, by and among Company, Agent and the Lenders.

          §2.      Amendment to Section 2.1 of the Credit Agreement. Section 2.1 of the Credit Agreement is hereby amended by deleting paragraph H of such Section in its entirety and substituting the following new paragraph H in proper numerical and alphabetical order in lieu thereof:

       “H. Accordion Option. Unless a Potential Event of Default or an Event of Default has occurred and is then continuing and except as otherwise provided herein, Company may make a maximum of one (1) request that the Accordion Lenders increase their Commitments hereunder (such increase, the "Accordion Activation"); provided that (i) Company shall have made such request subsequent to the Closing Date but prior to April 30, 2008, (ii) in no event shall the Commitments of the Accordion Lenders be increased pursuant to this subsection 2.1H by an amount which exceeds, in the aggregate, the Accordion Amount, (iii) in no event shall the Commitment of all Lenders be increased under this subsection 2.1H so as to exceed, in the aggregate, the Maximum Revolving Amount, (iv) on the effective date specified in any Confirmation of Increase in Commitment hereunder (as defined below), Company shall pay to Agent for the pro rata accounts of the Accordion Lenders, a nonrefundable activation fee in an amount equal to 0.25% of the aggregate amount of the increase in Commitments as a result of such Accordion Activation, and (v) no Potential Event of Default or Event of Default will occur as a result of such Accordion Activation. Upon a request by Company hereunder, each Accordion Lender shall increase its Commitment by an amount equal to its Accordion Commitment. The amount of each Accordion Lender's Accordion Commitment is set forth opposite its name on Schedule 2.1 annexed hereto. Each Accordion Lender increasing its Commitment pursuant to this subsection 2.1H shall execute a Confirmation of Increase in Commitment in the form of Exhibit VI attached hereto (a “Confirmation of Increase in Commitment”).

       On the effective date of the Accordion Activation effected in accordance with this subsection 2.1H, Schedule 2.1 annexed hereto shall be deemed to be amended to reflect (a) the name, address, Commitment, and Pro Rata Share of each Lender and (B) the Maximum Revolving Amount as increased by such Accordion Activation.”

          §3.      Amendment to Section 2.3 of the Credit Agreement. Section 2.3 of the Credit Agreement is hereby amended by deleting Section 2.3F in its entirety and substituting the following new Section 2.3F in proper numerical and alphabetical order in lieu thereof:

       “F. Computation of Interest. Interest (and fees payable on a per annum basis) on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. For purposes of calculating interest on the Loans, payments of principal or other funds received will be applied (conditional upon final collection) as a principal reduction on the Loans on the Business Day of receipt by Agent of the inter-branch advice of deposit that such payments or other funds have been deposited in the Cash Collateral Account, if such payments are received within sufficient time (in accordance with Agent’s usual and customary practices as in effect from time to time) and if not, then on the next Business Day. For purposes of calculating the amount of the Loans available to Company, such payments will be applied (conditional upon final collection) to the Loans on the Business Day of receipt by Agent, if such payments are received within sufficient time (in accordance with Agent’s usual and customary practices as in effect from time to time) to credit Company's loan account on such day, and if not, then on the next Business Day.”

          §4.      Amendment to Section 2.4 of the Credit Agreement. Section 2.4 of the Credit Agreement is hereby amended by deleting subparagraph (i) of Section 2.4A in its entirety and substituting the following new subparagraph (i) in proper numerical and alphabetical order in lieu thereof:

       “(i) an unused line fee equal to: (a) the average daily Maximum Revolving Amount minus the average daily amount of the sum of the average of the daily amount of Loans and the Letter of Credit Usage; times (b) 0.25% per annum calculated on the basis of a 360-day year and the actual number of days elapsed and payable monthly in arrears on the first day of each calendar month through the Maturity Date so long as this Agreement has not terminated, provided, however, that if this Agreement terminates on a date other than the first day of a month, the unused line fee will be prorated for the partial month on which the termination occurs and payable on the date of termination;”

          §5.      Amendment to Section 5.8 of the Credit Agreement. Section 5.8 of the Credit Agreement is hereby amended by deleting subparagraph (ii) of Section 5.8A in its entirety and substituting the following new subparagraph (ii) in proper numerical and alphabetical order in lieu thereof:

       “(ii) within 120 days, landlord lien waivers or functional equivalent (it being agreed by the parties hereto that landlord lien waiver language in form substantially similar to the language set forth on Exhibit VII annexed hereto shall be deemed acceptable by Agent) from all landlords of any location where Collateral is maintained and which jurisdiction has a statutory landlord’s lien, failing which the Current Asset Borrowing Base shall be reduced by one (1) month’s rent for each location with respect to which a waiver is not so provided.”

          §6.      Successor Agent; Omnibus Amendment to Loan Documents. WFRF, in its capacity as Agent, has informed Company and the Lenders that it may assign its interest as Agent under the Credit Agreement and the other Loan Documents to an Affiliate of WFRF, Wells Fargo Retail Finance, LLC (the "Successor Agent"). Notwithstanding the provisions of the Credit Agreement, including, without limitation, the notice and consent requirements set forth in Section 8.6 of the Credit Agreement, each of the parties hereto hereby consents to WFRF’s contemplated assignment to the Successor Agent and hereby acknowledges and agrees that, to the extent WFRF elects to assign its interest as Agent under the Credit Agreement and the other Loan Documents to the Successor Agent, no further consent or other action shall be required on behalf of such Person in order for such assignment to become effective. Each of the parties hereto hereby further agrees that upon consummation of any such assignment from WFRF to the Successor Agent (the effectiveness of such consummation to be evidenced by written notice delivered from WFRF to

Company and each Lender), (i) the Successor Agent shall be deemed accepted as Agent by Company and the Lenders and shall become a party to the Loan Documents in such capacity and shall entitled to all the benefits afforded to the Agent under the Loan Documents, all as if the Successor Agent had been the "Agent" party to the original execution and delivery thereof, (ii) notwithstanding the provisions of Section 8.7 of the Credit Agreement, the Successor Agent shall be authorized to enter into any amendments to and/or modifications of the Collateral Documents to reflect such assignment and (iii) all references in the Loan Documents to the "Agent" shall thereafter be deemed to be references to the Successor Agent.

          §7.      Conditions to Effectiveness. The provisions of this Amendment shall be deemed effective as of March 1, 2006 (the “Effective Date”) upon satisfaction of each of the following conditions, in each case in a manner and in form and substance satisfactory to Agent:

          (a)      This Amendment shall have been duly executed and delivered by each of Company, Agent and the Lenders;

          (b)      Agent shall have received such evidence of corporate authority of Company to execute this Amendment as Agent may reasonably have requested; and

          (c)      Agent shall have received for the accounts of the Lenders payment of a closing fee in the amount of $50,000.

          §8.      Representations and Warranties. Company hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 4 of the Credit Agreement, provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, Company hereby represents and warrants that the execution and delivery by Company of this Amendment and the performance by Company of all of its agreements and obligations under the Credit Agreement as amended hereby are within the authority of Company and have been duly authorized by all necessary action on the part of Company.

          §9.      Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Collateral Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

          §10.      No Waiver. Except as otherwise specifically contained herein, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of Company or any rights of Agent or Lenders consequent thereon.

          §11.      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

          §12.      Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REGARDS TO CONFLICTS OF LAW PRINCIPLES).

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

JOS. A BANK CLOTHIERS, INC.

By:	/s/ David E. Ullman

Title:	Executive Vice President, CFO

LENDERS AND AGENT:

WELLS FARGO RETAIL FINANCE II, LLC, as Lender and as Agent

By:	/s/ Jennifer Blanchette

Title:	Vice President

NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Joe Kwasny

Title:	Director

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Joseph A. Accardi

Title:	Managing Director

WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ Elizabeth Morris

Title:	Director